Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock	457(c)	3,971,870	$3.99	$15,856,300.82	0.00011020	$1,747.36
	Total Offering Amounts					$15,856,300.82		$1,747.36
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,747.36

(1)	Represents shares offered by the selling stockholders consisting of up to 3,971,870 shares of common stock, par value $0.01 per share, issuable upon conversion of certain Convertible Loan as described in the registration statement. The registration statement also covers such an indeterminate amount of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), that may be issued to prevent dilution resulting from stock splits, stock dividends and similar events that could affect the shares to be offered by the selling stockholders.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq Global Market on May 4, 2023 on the proposed maximum aggregate offering price of all securities listed.

(3)	The registration fee for securities to be offered by the registrant is calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).